SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A
                               (Amendment No. 1)

                                 Find/SVP, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.0001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    317718302
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2005
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                  [ ] RULE 13d-1(b)
                  [X] RULE 13d-1(c)
                  [ ] RULE 13d-1(d)

CUSIP No. 317718302                                                 Page 2 of 11


________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Partners Small Cap Value, L.P. 13-3688497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           504,325 Shares
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           504,325 Shares
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     504,325 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     2.5% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 317718302                                                 Page 3 of 11

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Partners Small Cap Value, L.P. I      13-3953291
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           643,425 Shares
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           643,425 Shares
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     643,425 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     3.2% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 317718302                                                 Page 4 of 11

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           602,768 Shares
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           602,768 Shares
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     602,768 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     3.0% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 317718302                                                 Page 5 of 11

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Channel Partnership II, L.P. 22-3215653
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           95,000 Shares
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           95,000 Shares
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     95,000 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     0.5% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 317718302                                                 Page 6 of 11

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Capital Management, LLC  13-4018186
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           1,147,750 Shares (1)
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           1,147,750 Shares (1)
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,147,750 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     5.7% of Common Stock (1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO (Limited Liability Company)


(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP No. 317718302                                                 Page 7 of 11

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Wynnefield Capital, Inc. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           602,768 Shares (1)
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           602,768 Shares (1)
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     602,768 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     3.0% of Common Stock (1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO


(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP No. 317718302                                                 Page 8 of 11

________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO.OF REPORTING PERSONS

     Nelson Obus
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           95,000 Shares (1)
BENEFICIALLY   _________________________________________________________________
  OWNED BY     6.   SHARED VOTING POWER
    EACH       _________________________________________________________________
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON           95,000 Shares (1)
   WITH        _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     95,000 Shares (1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     0.5% of Common Stock (1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN


(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

ITEM 1(a).  Name of Issuer:
         Find/SVP, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         625 Avenue of the Americas, New York, NY  10011
         ---------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Channel Partnership II, L.P. ("Channel")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------
         Nelson Obus ("Obus")
         -------------------------------------------------------------------


ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         Partners and Partners I are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------
         Channel is a New York Limited Partnership
         -------------------------------------------------------------------
         Obus is a citizen of the United States of America
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

         Common Stock, $.0001 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 317718302

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a)  Amount beneficially owned by all reporting persons: 1,845,518 Shares
(b)  Percent of class: 9.1% of Common Stock
(c)  Number of shares as to which the reporting persons have:
        (i)   sole power to vote or to direct the vote:
                1,845,518 Shares
        (ii)  shared power to vote or to direct the vote
        (iii) sole power to dispose or to direct the disposition:
                  1,845,518  Shares
        (iv)  shared power to dispose or to direct the disposition

ITEM 5.  Ownership of five percent or less of a class.

         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM     10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   February 13, 2006

                            WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                            By: Wynnefield Capital Management, LLC,
                                General Partner

                                By:   /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, Managing Member

                            WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                            By: Wynnefield Capital Management, LLC,
                                General Partner

                                By:   /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, Managing Member

                            WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                            By: Wynnefield Capital, Inc.

                                By:   /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, President

                            CHANNEL PARTNERSHIP II, L.P.

                                By:   /s/ Nelson Obus
                                    --------------------------------------------
                                    Nelson Obus, President

                                     /s/ Nelson Obus
                            ----------------------------------------------------
                            Nelson Obus, Individually

                            WYNNEFIELD CAPITAL MANAGEMENT, LLC

                            By:   /s/ Nelson Obus
                                ------------------------------------------------
                                Nelson Obus, Managing Member

                            WYNNEFIELD CAPITAL, INC.

                            By:   /s/ Nelson Obus
                                ------------------------------------------------
                                Nelson Obus, President